UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.        )

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INTEGRA LIFESCIENCES HOLDINGS CORPORATION

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Employees of Integra LifeSciences Holdings Corporation (the Company) and its proxy solicitor may use the following information to communicate with certain shareholders about the Company’s upcoming Annual Meeting of Stockholders. This information supplements information contained in the Company’s definitive proxy statement dated April 13, 2012 (the proxy statement).

Institutional Shareholder Services Proxy Advisory Services (ISS) recommended, in a report dated May 4, 2012, and updated on May 8, 2012, that its clients vote “against” the Company’s director, Thomas J. Baltimore, Jr., and “against” the Company’s advisory vote on executive compensation. In both cases, the Company’s Board of Directors (the Board) recommends a vote “for.”

Please vote FOR Thomas J. Baltimore, Jr.

ISS bases its recommendation “against” Mr. Baltimore on the fact that he serves on more than two public boards in addition to his own, where he also serves as chief executive officer (CEO), rendering him “over-committed” pursuant to ISS’s purely formulaic calculation on this topic. The Company believes that the facts recommend a different conclusion.

Mr. Baltimore has served with distinction as a director of the Company for five years, all that time with overwhelming support of the stockholders. He has continued to make important contributions on behalf of the Company’s stockholders and had perfect attendance at meetings in 2011. The Company believes that ISS’s simple “more than three” standard is inappropriately applied to Mr. Baltimore. During 2011, the company of which Mr. Baltimore is CEO, RLJ Lodging Trust (RLJ), issued shares in the public markets, with the effect of transforming Mr. Baltimore into the CEO and director of a new public company and thereby running afoul of ISS’s guideline. Mr. Baltimore’s job remains essentially the same, and the simple fact of RLJ going public ought not disqualify him from serving on the Board and making valuable contributions to the Company.

Accordingly, the Board reiterates its recommendation that you vote “FOR” Mr. Baltimore.

Please vote FOR the advisory resolution approving the compensation of the executive officers.

As indicated in its report, ISS bases its negative vote recommendation primarily on its belief that certain elements of compensation paid to the Company’s Executive Chairman and former chief executive officer, Stuart M. Essig, and to the Company’s current President and Chief Executive Officer, Peter J. Arduini, call into question the Company’s commitment to a pay-for-performance philosophy.

The Company believes that ISS’s analysis of this compensation is flawed and that the Company’s pay practices and philosophy are, in fact, shareholder friendly. Further, certain of these awards were a necessary and appropriate means to recruit the person identified by the Board to best lead the Company, and the equity grants in question were made consistent with the Company’s executive compensation and pay-for-performance philosophies. In addition, ISS’s primary objections relate to historical compensation decisions that will not recur. We set forth below the reasons that support these points and recommend a vote “FOR” the resolution approving the compensation of the executive officers.

The Company has a history of shareholder-friendly pay practices and philosophy.

•	A significant amount of the top three executive officers’ compensation provides for the deferral of the payment of shares until six months following separation of service.

•	Mr. Arduini’s annual equity award has a three-year vesting period and his employment agreement does not include an automatic renewal provision.

•	The Company limits the amount of annual bonus for any executive officer to no more than 150% of the related target award.

•	The Company does not provide for excise tax gross-ups in new or amended employment agreements.

•	The Company’s change in control agreements are governed by double trigger arrangements.

ISS’s analysis does not appear to recognize the careful and deliberate considerations and judgments of the Board and compensation committee in assessing the Company’s business needs and structuring an appropriate compensation package to promote an effective transition in the CEO role.

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The Important Link to Successful CEO Succession Planning. It was imperative that the Company motivate and retain Mr. Essig and Mr. Arduini through an effective and deliberative transition that would ultimately result in the appointment of Mr. Essig to Executive Chairman and Mr. Arduini to Chief Executive Officer. That consideration resulted in, among other things, the extension of Mr. Essig’s employment agreement in May 2011 with a related grant of 165,000 restricted stock units (the “May RSUs”). The shares underlying the May RSUs will not become available to Mr. Essig until six months after he ceases to be an employee of the Company. Accordingly, they create a powerful incentive for Mr. Essig to ensure a smooth transition in the role of CEO and continue to support Mr. Arduini for an extended period thereafter.

•	The non-recurring nature of the equity awards to Mr. Essig. Mr. Essig is not eligible for any equity awards in his role as Executive Chairman, unless the Compensation Committee determines otherwise.

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The Inducements Needed to Lure a High-Caliber, Big-Company Executive to Integra. The Company is more complex and diversified than any other medical device company of comparable revenues, so the Company increasingly recruits its executives, such as Mr. Arduini, from much larger companies. In order to hire Mr. Arduini in 2010, the Company had to induce him to leave his position as president of a $4.8 billion division of Baxter Healthcare, give up his long-term career prospects there and forfeit incentive compensation. Accordingly, the Board agreed to guarantee certain elements of Mr. Arduini’s compensation for the first year of his employment with the Company as President and Chief Operating Officer until it was determined that he would succeed to the role of CEO. Going forward, Mr. Arduini’s employment agreement does not provide for any such guaranteed elements (see page 36 of the proxy statement).

The ISS evaluation underemphasizes the significant performance-based components of the Company’s executive compensation program, and the consequent low implied value of the equity grants.

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Deferred Access to Equity Grants Aligns Pay Practices with Performance. All of Mr. Essig’s equity grants in 2011, over 93% of his total compensation in 2011 (and more than 60% of his annual equity award compensation since 2004) are deferred stock units that will not be available to Mr. Essig until six months after he ceases being an employee of the Company. Their actual value to Mr. Essig will depend upon the performance of the Company’s stock price, not just during the period of his employment, but for six months after, giving Mr. Essig a strong incentive to promote a smooth transition in the role of CEO and creating a strong alliance with the interests of shareholders.

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The Value of Mr. Essig’s Equity Grants Was Much Lower at the End of 2011. The grant date accounting value of Mr. Essig’s 2011 equity grants does not represent the value of these grants implied over the relevant time period. The May RSUs were granted at a time when the Company’s stock price was near its all-time high. In fact, the implied value of Mr. Essig’s May RSUs at the end of 2011 was approximately 60% of the $8.4 million grant date accounting value of his 2011 equity grants.

The initial ISS report contained relevant factual errors.

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ISS asserted that Mr. Essig “remains entitled to a minimum 75,000-share annual equity award under the terms of his employment agreement.” In fact, Mr. Essig is not eligible to receive any “minimum equity award” in the future (see page 36 of the proxy statement and the Company’s Current Report on Form 8-K filed on December 23, 2011).

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ISS asserted that “Mr. Essig (and perhaps Mr. Arduini) is entitled to guaranteed equity awards under the terms of their employment agreements.” In fact, going forward neither Mr. Essig nor Mr. Arduini is entitled to guaranteed equity awards (see page 36 of the proxy statement).

For the foregoing reasons, the Company believes that ISS’s negative vote recommendation with respect to the Company’s advisory vote on executive compensation is unwarranted, that the Company’s pay practices and philosophy are aligned with shareholder interests, that primary concerns that ISS has expressed will not in any case exist in 2012, and that an unfavorable result would be a substantial distraction for the Company’s management during an important leadership transition. Accordingly, the Board urges you to vote “FOR” the advisory resolution on executive compensation.